Exhibit 99.1

Proteo Biotech AG Expands Management Board

2014-12-05

IRVINE, CA & KIEL, Germany - Proteo, Inc. (OTCQB: PTEO) and its wholly-owned subsidiary Proteo Biotech AG today announced that the company strengthens its Management Board. The Supervisory Board of Proteo Biotech AG has appointed Dr. Juergen Paal as a new member of the company’s Management Board, effective from Dec 1st, 2014. In this leadership role as Proteo Biotech AG's new Chief Operating Officer, he will be responsible for Proteo's clinical development program, product launch preparation, business development and partnering initiatives.

This appointment follows Dr. Paal's involvement with Proteo Biotech AG since 2006 when he joined the scientific advisory board. Dr. Paal has worked in two major international health care companies where he has acquired more than 13 years of experience in research and development, corporate strategic management and business development. Dr. Paal joins from Fresenius Medical Care, where he held a director's position with responsibility for business development in therapeutic apheresis.

"We welcome Juergen to the Management Board. We have profited greatly from Juergen's contributions in his former advisory role for Proteo, and together with his international working experience in leading positions in the health care industry, his appointment to the Management Board represents an important cornerstone in the preparation for the commercialization of Elafin" said Birge Bargmann, Chief Executive Officer, and Oliver Wiedow, Chairman of the Supervisory Board..

Dr. Paal commented: "It is an exciting moment to join Proteo Biotech AG at this advanced stage of the clinical development of the company's drug candidate Elafin after the drug has shown promising results in phase I and phase II clinical trials. The major focus is now on the pivotal clinical trial with Elafin in its lead indication, and the exploration of partnering opportunities for the marketing and distribution of Elafin to exploit the full commercial potentials of this promising product."

About Proteo

Proteo, Inc. is a Nevada corporation and has one wholly owned subsidiary, Proteo Biotech AG, a German corporation. The Company is a clinical stage drug development company focusing on the development of anti-inflammatory treatments for rare diseases with significant unmet needs (www.proteo.de).

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements and risks and uncertainties involved are further qualified by other factors including, but not limited to those set forth in the company’s Form 10-K filing and other filings with the United States Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.